Exhibit 10.1

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is entered into as of February 7, 2014 (the “Effective Date”), between Affinity Gaming (the “Company”) and David D. Ross (“you”).

1.Extension of Letter Agreement. The parties are subject to a Letter Agreement, dated January 11, 2011 (the “Letter Agreement”) and hereby agree to extend the Term (as defined in the Letter Agreement) through July 31, 2014, with the following modifications:

(a)Base Salary. Your base salary will be increased to $623,000 per year effective as of January 1, 2014.

(b)Annual Bonus. You will be eligible to receive up to the pro rated portion (as determined below) of 75% of your base salary based on a good faith assessment by the Company’s Board of Directors (the “Board”) of your performance against performance metrics described in the Letter Agreement. For this purpose, the pro rated portion of any annual bonus earned hereunder shall be equal to the percentage of the 2014 calendar year that has elapsed on the earlier of July 31, 2014 and the date you cease to serve as Chief Executive Officer of the Company. The Company will pay any bonus earned hereunder by no later than September 30, 2014.

(c)Termination of Employment. You agree that the Company may remove you as Chief Executive Officer prior to the end of the Term, in which case the Company shall continue to employ you on the terms set forth in the Letter Agreement (as modified herein) until the end of the Term and you shall be placed on inactive status and provide such executive-level transition services as reasonably requested by the Company. At the end of the Term, (i) your employment with the Company and its affiliates shall cease; (ii) you shall resign from, and shall be automatically deemed to have resigned from, all positions with the Company and its Affiliates you then hold; and (iii) the Non-Qualified Option Agreement dated March 30, 2011 between you and the Company (the “Option Agreement”) shall terminate and all stock options awarded to you thereunder shall be forfeited. You acknowledge and agree that you will not be entitled to any severance or termination benefits (including, without limitation, pursuant to the Executive Severance Agreement dated January 11, 2011, which the parties acknowledge is expired and no longer in effect) in connection with your removal as Chief Executive Officer or the termination of your employment with the Company and its affiliates. For the sake of clarity, Section 6 of the Letter Agreement is hereby deleted.

2.Duty of Loyalty Agreement. You acknowledge and agree that you are (i) party to a Duty of Loyalty Agreement, dated as of January 11, 2011 (the “DOL Agreement”), which is in full force and effect, and (ii) shall comply with the DOL Agreement. In consideration of the extension of the Term of the Letter Agreement and the other agreements of the Company set forth in Section 1, above, the parties agree to modify the DOL Agreement as follows:

(a)Restricted Period. The Restricted Period (as defined in the DOL Agreement) shall commence on the Effective Date and terminate on February 1, 2015.

(b)Additional Non-Competition Covenant. In consideration of the Company’s agreements hereunder and in order to protect the Company’s valuable confidential information and trade secrets, you agree that until August 1, 2015, you will not own any interest in, perform any services for, be engaged in any participation in or be connected with any Competitive Entity. For this purpose, “Competitive Entity” means any of the following persons or entities or any affiliate of any such person or entity: (i) any person or entity that beneficially owns on the date hereof 5% or more of the Company’s voting securities, and/or (ii) any entity identified in the letter agreement dated as of the date hereof between the parties hereto. You acknowledge and agree that the provisions of Sections 8, 9 and 10 of the DOL Agreement shall apply to the application and enforcement of the covenants set forth in this Section 2(b).

(c)Cash Consideration. In further consideration of the foregoing modifications to the DOL Agreement, the Company will pay you the sum of $261,500, on or before December 31, 2014.

3.Equity Agreements. You are party to both the Option Agreement and a Restricted Unit Award Agreement dated March 30, 2011 with the Company (the “RU Agreement”). The Option Agreement and RU Agreement shall continue to apply in accordance with their terms. You acknowledge and agree that you are subject to Section 10.1 of the Affinity Gaming Amended 2011 Long Term Incentive Plan (the “Plan”) which shall continue to apply in accordance with its terms. You agree not to exercise any of the options awarded to you under the Option Agreement prior to the end of the Term. You further agree that until July 31, 2017, you shall provide the Company with no less than 30 days written notice before the transfer of any Share (as defined in the Plan). Any actual or purported transfer in violation of this Section 3 shall be null and void. You agree that the Company may take such actions (including issuing stop orders or legending Shares) to give effect to this Section 3.

4.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree to provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of existing lawsuits involving the Company and any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the your period of employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, you agree to not communicate with anyone (other than gaming regulatory agencies and your attorneys) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without first receiving prior written consent from the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 4. The Indemnification Agreement as of May 14, 2013, between you and the Company (the “Indemnification Agreement”) will continue to apply to all Claims.

5.Miscellaneous.

(a)Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by a nationally recognized overnight carrier, duly addressed to the party concerned at the address indicated below the signature lines of this Agreement or to such address as a party may subsequently give notice.

(b)Assignability. This Agreement shall not be assigned by you without the express written consent of the Board.

(c)Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties relating to the subject matter set forth herein, with the exception of the Duty of Loyalty Agreement, the Letter Agreement, the Award Agreements, the Indemnification Agreement and the letter agreement identified in Section 2(b)(ii). The parties acknowledge and agree that the agreement dated as of January 1, 2010, between Herbst Gaming, Inc. and you has been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreement), and has been superseded by this Agreement, the Duty of Loyalty Agreement and the Letter Agreement.

(d)Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both parties. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case maybe.

(e)Severability. The provisions of this Agreement shall be severable, and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect. If any provision of this Agreement is adjudicated to be invalid, illegal or otherwise unenforceable, but such provision may be made valid, legal and enforceable by a limitation or reduction of its scope, the parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.

(f)Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada, disregarding any conflict of laws principles that would otherwise provide for the application of the substantive law of another jurisdiction.

(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(h)Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right it or he may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and your employment by the Company.

(i)Acknowledgment. You acknowledge that you have been given a reasonable period of time to review this Agreement before signing it and have had an opportunity to secure counsel of your own. By executing this Agreement, you certify that you have fully read and completely understands the terms, nature and effect of this Agreement. You further acknowledge that you are executing this Agreement freely, knowingly and voluntarily and that your execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, you have not relied on any inducements, promises, or representations by the Company other than as stated in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

AFFINITY GAMING

By:	/s/ Richard S. Parisi	/s/ David D. Ross
DAVID D. ROSS
Its:	Chairman